Exhibit 10.53

July 29, 2016

Mr. Stuart Schuette

Address on file

Re:	Modification of Severance Agreement

Dear Stuart:

Reference is made to the Severance Agreement executed on August 10, 2009 (the “Severance Agreement”) between Stuart Schuette and US Foods, Inc. (formerly U.S. Foodservice, Inc.). Specifically, Section 6.3 of the Severance Agreement provides as follows:

The Executive agrees that during the Restricted Period, Executive will not, directly or indirectly, on behalf of Executive or for any other person (other than the Employer), solicit to hire or hire any person (i) who is an employee of the USF Group, or (ii) who has left the employment of the USF Group for a period of six (6) months following the termination of such employee’s employment with the USF Group, for employment with any person, business, firm, corporation, partnership or other entity other than the USF Group. The Executive agrees not to make any statements, whether written or oral, public or private, that disparage or defame any member of the USF Group, or any shareholder thereof.

The term “Restricted Period” is defined in Section 6.2 of the Severance Agreement and means “during the Term of [Executive’s] employment with the Employer and for a period of eighteen (18) months after Executive’s termination of employment with the Employer.” The term “Executive” is defined in the Severance Agreement as you, Stuart Schuette. Employer means US Foods, Inc.

US Foods, Inc. agrees to modify Section 6.3 of the Severance Agreement to add a subparagraph 6.3(i), which provides as follows:

(i) Executive may directly or indirectly solicit to hire or hire Owen Schiano for a position at American Tire Distributors without such action being considered a violation of Section 6.3 of the Severance Agreement.

(Referred to herein as “Modification of Section 6.3.”)

The Modification of Section 6.3 is conditioned and contingent upon your agreement to an extension of the Restricted Period for an additional 12-month period, until and including March 31, 2018, as to the non-solicitation and non-interference obligations outlined in Section 6.3 of the Severance Agreement and to abide by the remaining terms and conditions of the Severance Agreement.

You agree to be bound by all continuing post-employment obligations owed US Foods, Inc. as outlined in the Severance Agreement, any other agreements you executed with US Foods, Inc. during the course of your employment referencing the Severance Agreement, and this letter.

Mr. Stuart Schuette

July 29, 2016

The terms and conditions outlined in Sections 9, 11, and 14.2 through 14.4 of the Severance Agreement shall apply to this letter.

The Severance Agreement and this letter set forth the complete agreements and understandings concerning the subject matter herewith. Except as modified by this letter, this letter is not intended to alter or amend the Severance Agreement, which shall remain in full force and effect.

Please sign below to acknowledge your agreement with the above terms and conditions and return this letter to me.

Very truly yours,

Juliette Pryor

Executive Vice President, General Counsel

and Chief Compliance Officer

I agree and accept the terms and conditions contained in this letter.

Stuart Schuette

8/1/2016
Date